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DATE: April 15, 1996

FROM:                              FOR:
Padilla Speer Beardsley            Merrill Corporation
224 Franklin Avenue West           One Merrill Circle
Minneapolis, MN 55404              St. Paul, MN 55108


FOR IMMEDIATE RELEASE

MERRILL CORPORATION ANNOUNCES ACQUISITION OF CORPORATE PRINTING COMPANY

     ST. PAUL, Minn, April 15, 1996 -- Merrill Corporation (NASDAQ:MRLL) today announced that it has acquired certain assets of Corporate Printing Company in New York. Twenty-three year old Corporate Printing is the leading regional financial printer in the Northeast area with offices in New York and Washington, D.C., and services clients throughout the world. The top sales and service team from Corporate Printing will be joining Merrill's New York operation. Merrill will market in New York and Washington, D.C. under the name Merrill/Corporate. This was a cash transaction. Further terms of the acquisition were not disclosed. Michael James, vice president of Merrill's Eastern region will oversee the new organization. Hal Cooney, former president of Corporate Printing will continue as Executive Vice President and Chief Operating Officer of Merrill/Corporate.
     John Castro, president and CEO of Merrill said of the acquisition, "This acquisition positions us as a leader in financial printing in New York. The combined strength of these two companies will benefit our clients greatly. We now offer the most experienced organization in New York for all types of financial printing, from registration work to reporting and mutual fund printing.

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     George Shifrin, chairman and largest stockholder of Corporate Printing said, "Corporate will be a valuable asset to Merrill. The depth of our client relationships and reputation for excellent service will blend well with Merrill's strengths as a technology leader, and their worldwide service network. Merrill/Corporate clients and employees will both benefit from the opportunities presented by our joining the greater Merrill organization."
     Merrill Corporation is a leading provider of on-demand, 24-hour-per-day typesetting, printing, document reproduction, imaging and distribution services to financial, legal, corporate and commercial markets, worldwide.
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